EXHIBIT 2.1


                            STOCK EXCHANGE AGREEMENT


                               dated April 1, 2000

                                  by and among

                               JONATHAN J. BUMBA,

                                 MATTHEW WOLFE,

                                 JEFF GROHS, and

                                 JEFF ANDERSON,

                            collectively, the Sellers

                                       and

            CYBERSTAR COMPUTER CORPORATION, A MINNESOTA CORPORATION,

                                  the Purchaser

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1:  EXCHANGE OF SHARES.................................................2
         1.1      Exchange.....................................................2
         1.2      Seller's Balance Sheet Adjustments...........................2
         1.3      Legends......................................................2
         1.4      Pledge of Shares.............................................3
ARTICLE 2:  INTENTIONALLY OMITTED..............................................3
ARTICLE 3:  REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY..........3
         3.1      Due Incorporation............................................3
         3.2      Due Authorization............................................3
         3.3      No Breach....................................................3
         3.4      Litigation...................................................4
         3.5      Taxes........................................................4
         3.6      Employee Benefits............................................4
         3.7      Full Disclosure..............................................4
         3.8      Absence of Certain Developments..............................4
         3.9      Intellectual Property........................................5
         3.10     Compliance with Laws.........................................5
         3.11     Books and Records............................................5
         3.12     Shares.......................................................5
         3.13     Products Liability Claims....................................5
         3.14     Brokers; Insurance...........................................6
         3.17     Loans........................................................6
         3.18     Investment...................................................6
         3.19     Consummation of Transaction..................................6
         3.20     Back Orders..................................................6
         3.21     Warranties...................................................6
ARTICLE 4:  REPRESENTATIONS AND WARRANTIES OF PURCHASER........................6
         4.1      Due Incorporation............................................7
         4.2      Due Authorization............................................7
         4.3      No Breach....................................................7
         4.4      Disclosure...................................................7
         4.5      Brokers......................................................7
ARTICLE 5:  PERFORMANCE BY SELLERS PENDING CLOSING.............................7
         5.1      Access to Information........................................7
         5.2      Business As Usual............................................7
         5.3      Encumbrances.................................................8
         5.4      Restrictions on Sale of Assets...............................8
         5.5      No Solicitation of Other Offers..............................8
         5.6      Capital Expenditures.........................................8

ARTICLE 6:  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS....................8
         6.1      Accuracy of Representations and Warranties...................8
         6.2      Compliance with Covenants and Agreements.....................8
         6.3      No Adverse Change............................................8
ARTICLE 7:  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.......................9
         7.1      Accuracy of Representations and Warranties...................9
         7.2      Compliance with Covenants and Agreements.....................9
ARTICLE 8:  INDEMNIFICATION....................................................9
         8.1      The Seller's Indemnification.................................9
         8.2      Indemnification by Purchaser................................10
         8.3      Resolutions.................................................10
         8.4      Right of Set-Off............................................11
ARTICLE 9:  EMPLOYMENT OF SELLERS; WARRANTS, RESTRICTIVE COVENANTS............11
         9.1      Employment of Seller........................................11
         9.2      Warrants....................................................11
         9.3      Restrictive Covenants.......................................11
ARTICLE 10:  CLOSING..........................................................13
         10.1     Date of Closing.............................................13
ARTICLE 11:  TERMINATION......................................................13
         11.1     Termination.................................................13
         11.2     Return of Documents and Nondisclosure.......................14
ARTICLE 12:  DEFINITIONS......................................................14
ARTICLE 12:  DEFINITIONS......................................................14
ARTICLE 13:  MISCELLANEOUS....................................................17
         13.1     Survival of Representations and Warranties..................17
         13.2     Cooperation.................................................17
         13.3     Notices.....................................................17
         13.4     Entire Agreement............................................18
         13.5     Remedies Cumulative.........................................18
         13.6     Amendments..................................................19
         13.7     Successors and Assigns......................................19
         13.8     Costs.......................................................19
         13.9     Governing Law...............................................19
         13.10    Counterparts................................................19
         13.11    Headings....................................................19
         13.12    Scope of Agreement..........................................19
         13.13    Number and Gender...........................................20
         13.14    Severability................................................20
         13.15    Parties in Interest.........................................20
         13.16    Waiver......................................................20
         13.17    Intentionally Omitted.......................................20
         13.18    Construction................................................20
         13.19    Copies for Schedules or Lists...............................20

         13.20    Recitals....................................................21
ARTICLE 14:  RESOLUTION OF DISPUTES...........................................21
         14.1     Dispute Resolution..........................................21
SCHEDULE 1.2 - ASSET LIST.....................................................24
SCHEDULE 1.2(b) - ACCOUNTS PAYABLE............................................25
SCHEDULE 3.1 - CONTRACT RESTRICTIONS..........................................26
SCHEDULE 3.5 - LITIGATION.....................................................27
SCHEDULE 3.7 - EMPLOYEE BENEFITS..............................................28
SCHEDULE 3.9 -  DEVELOPMENTS..................................................29
SCHEDULE 3.10 - INTELLECTUAL PROPERTY.........................................30
SCHEDULE 3.11 - INSURANCE CARRIERS, LICENSES AND APPLICABLE LAWS AND
                INSURANCE POLICIES............................................31
SCHEDULE 3.15 - INSURANCE.....................................................32
SCHEDULE 3.16 - OWNED SOFTWARE; LICENSED SOFTWARE AND LICENSE AGREEMENTS......33
SCHEDULE 3.17 - LOANS.........................................................34
SCHEDULE 9.2 - WORK IN PROGRESS...............................................35
SCHEDULE "Z"...................................................................1

                            STOCK EXCHANGE AGREEMENT

         THIS STOCK EXCHANGE AGREEMENT ("AGREEMENT") is made and entered into as of the 1st day of April, 2000, by and among CyberStar Computer Corporation, a Minnesota corporation (the "PURCHASER"), and Jonathan J. Bumba, Matthew Wolfe, Jeff Grohs, and Jeff Anderson (collectively, the "SELLERS").

                                    RECITALS:

         A. Sellers are the owners of all of the issued and outstanding shares of each class and series of capital stock of International Trade Center, Inc., an Arizona corporation ("COMPANY"). Sellers are the owners of the common voting shares of the Company set forth below which are fully paid and nonassessable having no par value (such shares may be referred to as the "SHARES");

                                   Shareholder Name       Number of Shares
                                   ----------------       ----------------

                                Jonathan J. Bumba              1,000

                                Matthew Wolfe                  1,000

                                Jeff Grohs                     1,000

                                Jeff Anderson                  1,000

         B. The Company is engaged in the business of wholesale computer distribution (the "BUSINESS"); and

         C. Purchaser desires to exchange the Shares of the Sellers in the Company for the voting shares of Purchaser ("CYBERSTAR SHARES") set forth herein which shall be fully paid and nonassessable;

         D. The parties intend that this transaction constitute a tax-free exchange of Sellers' Shares solely in exchange for the CyberStar Shares, in accordance with the provisions of Section 368(a)(1)(B) of the Code, and all terms contained herein shall be interpreted to effectuate such intent;

         E. Article 12 of this Agreement provides definitions of certain terms used in this Agreement. Capitalized terms, if not defined in the section of the Agreement in which such capitalized term is set forth, shall be defined in Article 12; and

         F. The Company may be operated as a wholly owned subsidiary of the Purchaser or may be merged into Purchaser and operated as a division of the Purchaser, at Purchaser's sole discretion.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                          ARTICLE 1: EXCHANGE OF SHARES

         1.1 EXCHANGE. On the Date of Closing, Sellers shall exchange the Shares in the Company duly endorsed or with an Assignment Separate From Certificate attached for the number of CyberStar Shares equal to two (2) times the book value of the Company as of the Closing Date, based on a price per share of $5.50. For example, if the book value of the Company as of the Closing Date is $50,000, the number of CyberStar Shares shall be equal to 18,182 [($50,000 x 2) / $5.50]. Thus, each of the Sellers shall receive 4,545.5 of the CyberStar Shares. This transaction shall be completed in accordance with the provisions of
Section 368(a)(1)(B) of the Code.

         1.2 OTHER TRANSACTIONS. Notwithstanding anything contained in this Agreement to the contrary, Purchaser will acquire nor assume, when it exchanges the CyberStar Shares for the Shares of the Company owned by Seller, the following:

         a. Any Accounts Receivable of the Company for goods delivered whether or not incurred in the ordinary course of business on or after the Effective Date, as set forth on Schedule 1.2a; and

         b. Any Accounts Payable of the Company whether or not incurred in the ordinary course of business on or after the Effective Date.

         c. The Purchaser shall retain all back orders for products in existence as of the Effective Date. On the Closing Date, the Sellers and the Company shall deliver to Purchaser all purchase orders, memoranda, correspondence and any other documentation with respect to such back orders.

         1.3 LEGENDS. Sellers and Purchaser acknowledge and agree the CyberStar Shares being received by the Sellers will be held for investment and not for distribution. Accordingly, Sellers shall each execute and deliver to Purchaser a Subscription Agreement and Letter of Investment Intent in form of Exhibit "B" attached hereto. Sellers acknowledge the CyberStar Shares Sellers shall be receiving pursuant to Section 1.1, are restricted and shall bear the following restrictive legend:

                  The shares of stock represented by this Certificate are subject to a pledge of the holder pursuant to a Stock Exchange Agreement dated ___________________, 2000, a copy of which is on file with the issuer at its principal office in Eden Prairie, Minnesota.

         1.4 PLEDGE OF SHARES. As security for their indemnification obligations contained in Section 8.1 hereof, Sellers agree to pledge the CyberStar Shares to Purchaser pursuant to the terms of Pledge Agreements in the form of the attached Exhibits A-1, A-2, A-3 and A-4.

                        ARTICLE 2: INTENTIONALLY OMITTED



      ARTICLE 3: REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

         As an inducement for Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, intending that Purchaser rely thereon in entering into and performing this Agreement, Sellers on behalf of themselves and the Company jointly and severally warrant and represent to Purchaser that each and all of the following are true and correct as of the date of this Agreement and will be true and correct at and as of the Closing (and to the extent not true and correct, Sellers on behalf of themselves and the Company shall set forth the appropriate disclosure either as an identified schedule or on Schedule Z hereto attached which disclosures shall identify the sections or subsections to the Agreement to which the disclosure is provided):

         3.1 DUE INCORPORATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, and has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and assets and to conduct the Business as it is now being conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing under the laws of every state or jurisdiction in which the nature of its activities or of its properties owned, leased or operated makes such qualification necessary and in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect (as hereinafter defined) on the Company or the Business. Neither Sellers nor the Company are subject to any Contract which restricts or may restrict the conduct of any portion of the Business in any jurisdiction or location, does business, or payment of local tax or so registered to do business set forth on
Schedule 3.1.

         3.2 DUE AUTHORIZATION. This Agreement and the documents, instruments, agreements, and corporate actions of the Company, to be executed and/or delivered by Sellers and/or the Company pursuant to this Agreement have been or will be on or before the Date of Closing duly and validly authorized, executed and delivered by Sellers and/or the Company and the obligations of Sellers and/or the Company hereunder and thereunder are or will be upon such execution or delivery valid and legally binding, and this Agreement and the documents, instruments and agreements to be executed and/or delivered by Sellers pursuant to this Agreement are or will be upon such execution and delivery enforceable against Sellers in accordance with their respective terms.

         3.3 NO BREACH. Sellers has full power and authority, to sell, assign, transfer, convey and deliver the Shares of the Company to be sold hereunder and to otherwise perform their respective obligations under this Agreement and the documents, instruments and agreements to be executed and/or delivered by the Sellers pursuant hereto.

         3.4 LITIGATION. Except as described in Schedule 3.5 hereto, there is no pending Proceeding:

         a. that has been commenced by or against Sellers or the Company that otherwise relates to or may affect the Business of, or any of the assets owned or used by, the Company; or

         b. that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

         c. to the Knowledge of the Sellers and the Company, (1) no such proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to, or serve as a basis for, the commencement of any such proceeding.

         3.5 TAXES. With respect to the Sellers and the Company, (a) all Tax Returns and all similar filings required to be filed on or before the Date of Closing by the Sellers and/or the Company (true and correct copies of which have been furnished to the Purchaser) with respect to any Taxes have been timely filed and paid with an appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns correctly reflect the Liability of the Sellers and the Company for Taxes for the periods, properties or events covered thereby; (b) no deficiency in respect of any Taxes that has been assessed against the Sellers or the Company remain unpaid and there are no unassessed Tax deficiencies or any audits or investigations pending or threatened against the Sellers or the Company with respect to any Taxes, (c) no claim has ever been made by any Tax authority in a jurisdiction in which the Sellers or the Company do not file Tax Returns that neither the Sellers nor the Company are or may be subject to taxation by that jurisdiction;

         3.6 EMPLOYEE BENEFITS. Except as described in Schedule 3.7 hereto, Company does not maintain or contribute to any Benefit Plans.

         3.7 FULL DISCLOSURE. No representation or warranty made by Sellers in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Sellers and/or the Company pursuant to this Agreement, and no statement, certificate or other document or instrument furnished or to be furnished by or on behalf of Sellers and/or the Company pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit, to state a material fact necessary to make the statements contained herein and therein not misleading or any fact necessary to provide Purchaser with proper and adequate information concerning the properties, assets, Liabilities, revenues, income, Business, operations, financial condition and prospects of the Company and the Business. Neither Sellers nor the Company has knowingly failed to fully disclose to Purchaser any and all facts and information known to each of them or it that reasonably could be expected to have a Material Adverse Effect on the Company or the Business.

         3.8 ABSENCE OF CERTAIN DEVELOPMENTS. Except for the transactions contemplated by this Agreement or as otherwise set forth on Schedule 3.8 hereto, since the Effective Date, Sellers have conducted the Business only in the Ordinary Course of Business and have not:

         a. Sold, leased, assigned or otherwise transferred any properties or assets other than in the Ordinary Course of Business;

         b. Suffered, sustained or incurred any material loss or waived or released any material right or claim, whether or not in the Ordinary Course of Business;

         c. Made any capital expenditure (or series of related capital expenditures) exceeding Two Thousand Five Hundred Dollars ($2,500);

         d. Subjected any of its properties or assets to any Encumbrance, whether or not in the Ordinary Course of Business;

         e. Except as contemplated by this Agreement, discharged or satisfied any Encumbrance, or paid any Liability, other than current Liabilities shown on Seller's balance sheet as of the Effective Date, and current Liabilities incurred in the Ordinary Course of Business since the Effective Date;

         f. Received notice from any customer, supplier, vendor, Governmental Body or any other Person that could reasonably be expected to have, give rise to or result in a Material Adverse Effect on the Sellers or the Company and its Business; and

         g. Been made aware that any Manufacturer/Vendor will cease doing business with the Company; change its prices charged to the Company in the near term contrary to the price quotes under which the Company currently does business with such Manufacturer/Vendor.

         3.9 INTELLECTUAL PROPERTY. Schedule 3.10 hereto contains a list and description of all Intellectual Property of any kind that relates to, arises from or that is used or useful in the operation of the Business.

         3.10 COMPLIANCE WITH LAWS. The Business has been operated and the assets and Sellers are in full compliance with all requirements of insurance carriers, the Licenses and all Applicable Laws and all insurance policies relating to the Company and its Business are set forth on Schedule 3.11.

         3.11 BOOKS AND RECORDS. All of the Company's books of account and other financial and corporate records relating to the Business have been made available to Purchaser and its representatives (or will be so made available prior to the Date of Closing). Such books of account and records are current, complete, true and correct in all material respects and reflect in all material respects all items of income and expense with respect to the Business and all assets, Liabilities and accruals with respect to the Business.

         3.12 SHARES. Sellers are the holders of all of the issued and outstanding shares of each and every class and series of the capital stock of the Company. Except as disclosed herein, there are no outstanding subscriptions, warrants, options, agreements, convertible securities or other commitments pursuant to which Sellers or the Company are or may be obligated to issue any shares of any class or series of them or the Company's capital stock or other securities to any other Person.

         3.13 PRODUCTS LIABILITY CLAIMS. All products and services of the Company that the Company has sold as part of its Business have been merchantable and free from defects in material or workmanship. Sellers have no reasonable grounds to believe that future product liability claims with respect to the Business of the Company prior the Effective Date will be different from the Company's past experience with respect thereto as set forth herein.

         3.14 BROKERS; INSURANCE. Sellers have not employed or engaged any broker, finder, agent, banker or third party, nor have they otherwise dealt with anyone purporting to act in the capacity of a finder or broker in connection with the transactions contemplated hereby. No commissions, finder's fees or like charges have been or will be incurred by Sellers in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Sellers have maintained and will continue to maintain until the Closing Date the insurance related to the Company described in Schedule 3.15 which insurance covers the Business.

         3.17 LOANS. Except as set forth in Schedule 3.17, there have been no loans by Sellers or the Company to any officer, director or employee, nor loans to Sellers from any officer, director or employee.

         3.18 INVESTMENT. The Sellers are acquiring the CyberStar Shares of the Purchaser solely for their own respective account for investment purposes and not with a view to the distribution thereof and have received certain information as desired in order to evaluate the merits and the risks inherent in holding the CyberStar Shares.

         3.19 CONSUMMATION OF TRANSACTION. Company and Sellers represent and warrant that all transactions contemplated under that certain Settlement and Redemption Agreement and Mutual General Release ("SETTLEMENT AGREEMENT") dated March 31, 2000, by and among the Sellers and Nashville Computer Liquidators, L.P., a Tennessee limited partnership ("NASHVILLE"), including the complete redemption of Nashville's entire interest in the Company, have been completed and no further rights or obligations exist with respect to the Settlement Agreement in favor of any of the parties thereto or hereto.

         3.20 BACK ORDERS. Sellers and Company represent and warrant that (i) the back orders retained by Purchaser hereunder as of the Effective Date and as of the Closing Date shall be in at least the amount of $1,200,000, and (ii) that all such back orders are with credit worthy customers and (iii) that all accounts receivable with respect to such orders shall be collectible in the ordinary course of business.

         3.21 WARRANTIES. Except as set forth on the attached Schedule 3.21, the Company has not issued any express warranties with respect to products sold by the Company and has disclaimed any and all implied warranties of merchantability, fitness for a particular purpose or sale by sample with respect to such products.

             ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As an inducement for Sellers to enter into this Agreement and consummate the transactions contemplated hereby, intending that Sellers relies thereon in entering into and performing this Agreement, Purchaser warrants and represents to Sellers that each and all of the following are true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects at and as of the Effective Date and/or the Date of Closing (except as set forth on Schedule Z hereto attached, Purchaser shall set forth the appropriate disclosure on Schedule Z which shall identify the sections or subsections for which disclosure is provided):

         4.1 DUE INCORPORATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and assets and to conduct its business as it is now being conducted.

         4.2 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been or will be on or before the Date of Closing duly and validly authorized by all necessary corporate action on the part of Purchaser.

         4.3 NO BREACH. Purchaser has full corporate power and authority, corporate and otherwise, to exchange the Shares of the Sellers in the Company being acquired hereunder and to otherwise perform its obligations under this Agreement and the documents, instruments and agreements to be executed by the Purchaser pursuant hereto.

         4.4 DISCLOSURE. No representation or warranty made by Purchaser in this
Article 4, contains or will contain any untrue statement of a material fact.

         4.5 BROKERS. Purchaser has not employed or engaged any broker, finder, agent, investment banker or third party nor has it otherwise dealt with anyone purporting to act in the capacity of a finder or broker, in connection with the transactions contemplated hereby. No commissions, finder's fees or like charges have been or will be incurred in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                ARTICLE 5: PERFORMANCE BY SELLERS PENDING CLOSING

         Sellers covenants and agrees that from and after the date of this Agreement and until the earlier of Date of Closing or the termination of this Agreement in accordance with Article 11 hereof:

         5.1 ACCESS TO INFORMATION. At the request of Purchaser, Sellers shall, from time to time, give or cause to be given to Purchaser, its officers, employees, counsel, accountants and other representatives, upon reasonable notice to Seller, full access during normal business hours to the Business and all of the books, minute books, title papers, records, files, Contracts, insurance policies, Licenses and documents of every character of the Company relating to the Business.

         5.2 BUSINESS AS USUAL. Sellers shall cause the Company to carry on the Business diligently, only in the Ordinary Course of Business and substantially in the same manner as heretofore conducted.

         5.3 ENCUMBRANCES. Sellers shall not, directly or indirectly, perform or fail to perform any act that might reasonably be expected to result in the creation or imposition of any Encumbrance on any of the assets or otherwise adversely affect the Business.

         5.4 RESTRICTIONS ON SALE OF ASSETS. Sellers shall not sell, assign, transfer, lease, sublease, pledge or otherwise encumber or dispose of any of its properties or assets.

         5.5 NO SOLICITATION OF OTHER OFFERS. The Sellers will not, (i) solicit or encourage submission of or any inquiries, proposals or offers by, (ii) participate in any negotiations with, (iii) afford any access to the properties, books or records of the Company to, (iv) accept or approve, or (v) otherwise assist, facilitate or encourage, or enter into any Contract with, any Person or group (other than Purchaser), in connection with any purchase of Seller's Shares in the Company or sale of all or any of the Company's assets.

         5.6 CAPITAL EXPENDITURES. Sellers shall not cause the Company to make any capital expenditures in excess of Two Thousand Five Hundred Dollars ($2,500) individually or Two Thousand Five Hundred Dollars ($2,500) in the aggregate without the Purchaser's prior written consent.

           ARTICLE 6: CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

         Unless waived by Purchaser in writing, each and every obligation of Purchaser to be performed at the Closing shall be subject to the satisfaction at or prior thereto of each and all of the following conditions precedent:

         6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Sellers and/or the Company in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Sellers and/or the Company pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing with the same force and effect as though such representations and warranties had been made or given at and as of the Closing.

         6.2 COMPLIANCE WITH COVENANTS AND AGREEMENTS. Sellers and/or the Company shall have performed and complied with all of their and its covenants, agreements and obligations under this Agreement.

         6.3 NO ADVERSE CHANGE. As of the Date of Closing, nothing shall have occurred which, in the reasonable judgment of Purchaser could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Sellers or the Business, or the ability of Sellers to conduct the Business of the Company on the same basis with the same or greater earning power as in the past.

             ARTICLE 7: CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

         Unless waived by Sellers in writing, each and every obligation of the Sellers to be performed at the Closing shall be subject to the satisfaction at or prior thereto of each and all of the following conditions precedent:

         7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Purchaser in this Agreement, shall be true and correct in all material respects at and as of the Closing with the same force and effect as though such representations and warranties had been made or given at and as of the Closing.

         7.2 COMPLIANCE WITH COVENANTS AND AGREEMENTS. Purchaser shall have performed and complied with all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by it at or prior to the Closing.

                           ARTICLE 8: INDEMNIFICATION

         8.1 THE SELLER'S INDEMNIFICATION. From and after the Closing, subject to the provisions of this Section 8, the Sellers, jointly and severally, agree to defend, indemnify, and hold Purchaser and each of its affiliates, each of their respective officers, directors, employees, shareholders, agents, legal representatives, successors, and permitted assigns (the "PURCHASER INDEMNIFIED PARTIES"), harmless from, and against any loss, claim, damage, liability, penalty, or other cost or expense (including reasonable attorneys' fees and costs) incurred or sustained by any of them (a "LOSS"), at any time, on account of, relating to, or resulting from: (a) any breach of any representation or warranty given by Sellers and the Company in this Agreement or any of the documents, agreements or instruments delivered at Closing; (b) any nonperformance or breach of any covenant, agreement, document or instrument of the Sellers or the Company contained in, referenced in, and/or made pursuant to this Agreement or any of the documents, agreements or instruments delivered at Closing; (c) any claim or Liability to the Company's employees arising prior to the Closing Date, claims of the Company's former employees whose employment terminated for any reason prior to or on the Closing Date, including, but not limited to, salaries, pensions or profit sharing benefits, wages, vacation and sick pay, other employee benefits, which are accrued as of the open of business on the Date of Closing, as well as any severance pay payable by the Company to present and former employees, except to the extent such claim(s) has been explicitly assumed by Purchaser in Section 3.1; (d) any claim, assessment, Liability and/or Encumbrances, penalties, interest, or lien by any federal, state, county, local, or municipal governmental body for any taxes found to be due and owing, directly or indirectly, by the Sellers and/or the Company not explicitly assumed by Purchaser hereunder; (e) the operation of the Business or ownership of the assets prior to the Closing Date, except to the extent such Loss has been explicitly assumed by the Purchaser hereunder, (f) all claims, demands, Liabilities and/or Encumbrances which may be asserted by creditors of and/or claimants against Seller, except to the extent that Purchaser has assumed such Liabilities under the provisions of Section 3.1 of this Agreement; (g) all claims, demands, Liabilities and/or Encumbrances that may be asserted against Purchaser or any of the Company's assets at any time or from time to time (excluding only any Liability explicitly assumed by Purchaser under the provisions of Section 3.1 of this Agreement) resulting from or arising out of the ownership, use, maintenance or operation of the Business by the Company with respect to any period of time prior to the Date of Closing; (h) any other Liability of or claims against Sellers and/or the Company of any kind, to the extent not specifically assumed by the Purchaser under the provisions of
Section 3.1 of this Agreement; (i) any products sold or services provided by the Company in the operation of the Business prior to the Date of Closing, including, but not limited to, any warranty claims provided by the Company in connection with products it sells and/or services in its Business which are not specifically identified in Schedule Z; (j) and all costs of attorneys' fees, costs and expenses incurred by the Purchaser Indemnified Parties in defending any claim or Liability, the amount of any verdict or settlement, and attorneys' fees and costs incurred in enforcing this indemnification obligation against the Seller.

         8.2 INDEMNIFICATION BY PURCHASER. From and after the Closing, subject to the provisions of this Section 8, Purchaser, agrees to defend, indemnify, and hold the Sellers (the "SELLER'S INDEMNIFIED PARTY), harmless from and against, and to promptly pay to them or reimburse them for any Loss sustained or incurred by any of them relating to or resulting from (a) any breach of any representation or warranty made by Purchaser in this Agreement; and (b) any nonperformance or breach of any covenant or agreement of Purchaser contained in or made pursuant to this Agreement; and (c) any claim, assessment, liability, penalties, interest or lien by any federal, state, county, local or municipal governmental body for any taxes found to be due and owing, directly or indirectly, by the Purchaser where claim has been made against the Seller.

         8.3 RESOLUTIONS. The Indemnified Party may compromise and settle the Third Party Claim only with the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, delayed, or conditioned. The Indemnifying Party may not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, delayed, or conditioned, unless the entry of judgment or settlement is only for a liquidated dollar amount and the Indemnifying Party posts security adequate to the Indemnified Party for the payment of the judgment or the settlement amount. Without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed, or conditioned, Indemnifying Party may not enter into any settlement of any Third Party Claim or cease to defend against a Third Party Claim, if pursuant to or as a result of settlement or cessation: (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or (iii) the proposed settlement includes a written admission of guilt. If an offer is made to settle a Third Party Claim which all parties to the Third Party Claim (including the Indemnifying Party) are prepared to settle and which offer the Indemnifying Party is permitted to settle under this Section only upon the prior written consent of the Indemnified Party, the Indemnifying Party will give prompt written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to the firm offer within 30 calendar days after its receipt of notice, the Indemnified Party may continue to contest or defend the Third Party Claim and, in that event, the maximum liability of the Indemnifying Party as to the Third Party Claim will not exceed the amount of the settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of that 30 day period. The Indemnifying Party will not be entitled to control, and the Indemnified Party will be entitled to have sole control over, the defense or settlement of any claim (i) to the extent that claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party or (ii) in a proceeding to which the Indemnifying Party is also a party and the Indemnified Party determines in good faith that joint representation would be inappropriate (and in each case the cost of defense will constitute an amount for which the Indemnified Party is entitled to indemnification hereunder).

         8.4 RIGHT OF SET-OFF. In order to secure Sellers' payment of all claims for indemnification under Section 8, and in addition to any other rights Purchaser may have against the Sellers, Purchaser may in good faith set off the amount of Claims and Third Party Claims subject to indemnification by Sellers against the CyberStar Shares Sellers have pledged in accordance with Section 1, or Purchaser may deduct from the compensation being paid to Sellers from the Company (or Purchaser) any amount due the Purchaser as indemnification for Seller.

        ARTICLE 9: EMPLOYMENT OF SELLERS; WARRANTS, RESTRICTIVE COVENANTS

         9.1 EMPLOYMENT OF SELLERS. Sellers shall become employees of the Company or Purchaser, as the case may be, effective as of the Closing Date.

         9.2 WARRANTS. Any and all warrants held by the Sellers for shares in the Company shall be canceled and terminated effective as of the Effective Date. Each of the Sellers shall receive Warrants for 25,000 shares each of the common stock of the Purchaser in the form of the attached Exhibits B-1, B-2, B-3 and B-4, respectively.

         9.3 RESTRICTIVE COVENANTS. As additional consideration and as an inducement to the Purchaser to issue the Warrants (subject to the terms of Exhibits B-1 through B-4) to each of the Sellers, each of the Sellers represents, warrants and covenants to the Purchaser and the Company to be bound by the restrictive covenants as follows:

         a. CONFIDENTIALITY. Each of the Sellers covenants, warrants and agrees that they shall not, directly or indirectly, during the term of their employment with the Company or the Purchaser, if applicable, and for three (3) years thereafter, use or disclose any Confidential Information to any person not employed by the Purchaser or the Company, or both, without the prior written consent of the Purchaser or Company, as the case may be. Each of the Sellers will use reasonable and prudent care to safeguard, to protect, and to prevent the unauthorized use and disclosure of Confidential Information. The covenants relating to Confidential Information will not apply to any Confidential Information that is now or becomes generally available to the public through no fault of the Sellers or Company's or Purchaser's, as the case may be, disclosure of such Confidential Information required by law, judicial or administrative process.

         b. NON-COMPETITION. Each of the Sellers covenants, warrants and agrees that they shall not engage in any commercial activity which, directly or indirectly, competes with the Company or Purchaser during the term of their employment by the Company or Purchaser, as the case may be, and for a period of one (1) year after termination of employment with the Company, or, if applicable, the Purchaser.

         c. NON-ENTICEMENT. Each of the Sellers covenants, warrants and agrees that they shall not call upon any person, directly or indirectly, during their employment by the Company, or, if applicable, the Purchaser, and for a period of one (1) year thereafter for the purpose or with the intent of enticing such employee or independent contractor away from, not to do business with, or out of the employ of the Company, if applicable, or the Purchaser.

         d. NON-CUSTOMER INTERFERENCE. Each of the Sellers covenants, warrants and agrees that they shall not, directly or indirectly, during the term of each Seller's employment with the Company or the Purchaser, as applicable, and for one (1) year thereafter, call upon any person or entity that is/was a customer or prospective customer or vendor of the Company or the Purchaser for the purpose of competing, with the Company's business or the Purchaser's business. As used herein, the term "CUSTOMER" means any entity to whom the Company or the Purchaser, as the case may be, has provided services within the twelve (12) month period prior to the date of Seller's termination; the term "PROSPECTIVE CUSTOMER" means any entity that has been subject to documented sales and marketing activity, other than mass mailings, by the Company or the Purchaser, as the case may be, within the six (6) month period prior to Seller's termination of employment; and the term "VENDOR" means any entity serving as a source for any component of any hardware or software or providing any hardware or software or other equipment or service to the Company or Purchaser, as the case may be, to enable the Company or Purchaser to provide services or products or both to the Company's or the Purchaser's customers.

         e. NON-MERGER INTERFERENCE. Each of the Sellers covenants, warrants and agrees that they shall not, directly or indirectly, during the term of his employment with the Company, or, if applicable, the Purchaser, and for one (1) year thereafter, call upon, for the purpose of acquiring or performing services for any entity, any prospective acquisition or merger candidate that was either called upon by the Company or Purchaser, as the case may be, or for which the Company or the Purchaser made an acquisition or merger analysis during the twelve (12) month period prior to the termination of Seller's employment with the Company or the Purchaser, as the case may be.

         f. GEOGRAPHIC AREA. The covenants set forth in Sections 9.4.a through 9.4.e, inclusive, shall apply to all of the United States, because none of the Sellers is granted an exclusive territory.

         g. REMEDIES. Sellers covenant, warrant and agree that any breach or threatened breach of the covenants set forth in this
                  Section 9.4 will cause the Company, or the Purchaser, as applicable, or both, irreparable harm for which there is no adequate remedy at law, and, without limiting other rights and remedies, the Company or the Purchaser, or both, as the case may be, may have at law or under and pursuant to this Agreement, Sellers consent to the remedies set forth in this
                  Section 9.4.g, including, but not limited to, the issuance of an injunction in favor of the Company, or the Purchaser, as applicable, or both, enjoining the breach of one or all of the aforesaid covenants by any court of appropriate jurisdiction (or arbitration, if applicable). Such injunction shall provide the Company, or the Purchaser, or both, with at least the one
                  (1) year contractual protection agreed to by the parties in Sections 9.4.b through 9.4.d, inclusive, and the three (3) year contractual protection provided in Section 9.4.a. In the event Employee violates the terms of the injunction, Employee covenants and agrees that a court of appropriate jurisdiction (or an arbitrator, if applicable) shall have the power to extent the length or breadth of the injunction to provide the Company or the Purchaser, or both, as the case may be, with a full measure of protection intended by this Agreement, including, but not limited to, the extension of such injunction for a reasonable period of time in order to eliminate any commercial advantage which may be derived from misappropriation of Confidential Information or breach or default of the covenants set forth in Sections 9.4.a through 9.4.e, inclusive. If any or all of the aforesaid covenants are held not to be enforceable because of the scope or duration of such covenants, or if applicable, the area covered by such covenants, the parties agree that a court of appropriate jurisdiction (or the arbitrator, if applicable) shall make such determination, and the court (or the arbitrator, if applicable) shall have the power to reduce the scope, duration, and area of any covenant (or one or more of the foregoing), to the extent which allows maximum scope, duration and area as permitted by applicable law. The covenants set forth in this Section 9.4 protect and apply to not only the Company and the Purchaser, but also any operations or divisions controlled by the Company or the Purchaser, or controlling the Company or the Purchaser, whether a parent, subsidiary, brother-sister corporation, related party, or affiliate. Employee shall pay reasonable attorneys' fees, costs and expenses which may be incurred by the Company or the Purchaser, or both, in enforcing one or more of the covenants set forth in this Section 9.4. Section 9.4 shall have independent legal significance, and shall survive termination of this Agreement and employment of Sellers with the Company, or the Purchaser, if applicable.

                               ARTICLE 10: CLOSING

         10.1 DATE OF CLOSING. Subject to the satisfaction or waiver of the conditions precedent contained in Articles 5, 6 and 7 hereof, the closing of the transactions contemplated by this Agreement (the "CLOSING") shall be held at 10:00 a.m., CDT, on May 17, 2000, at the offices of Moss & Barnett, a Professional Association, 4800 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402-4129, or such place as may be mutually agreed upon in writing by Purchaser and Sellers, and shall be as of the opening of business on such day. Such date is referred to in this Agreement as the "DATE OF CLOSING," "CLOSING," or "CLOSING DATE."

                             ARTICLE 11: TERMINATION

         11.1 TERMINATION. This Agreement may be terminated and the transactions contemplated herein may be abandoned after the date of this Agreement, but not later than the Closing:

         a.       By mutual written consent of all parties hereto;

         b. By Purchaser if any of the conditions provided for in Article 6 of this Agreement have not been met and have not been waived in writing by Purchaser on or before the Date of Closing; and

         c. By Sellers if any of the conditions provided for in Article 7 of this Agreement have not been met and have not been waived in writing by Sellers on or before the Date of Closing.

In the event of termination or abandonment by any party as provided in this
Section 11.1, written notice shall forthwith be given to the other party and each party shall pay its own expenses incident to preparation for consummation of this Agreement and the transactions contemplated hereunder and neither party shall have any Liability to the other hereunder except such Liability as may arise as a result of a breach hereof.

         11.2 RETURN OF DOCUMENTS AND NONDISCLOSURE. If this Agreement is terminated for any reason pursuant to Section 11.1 hereto, each party shall return all documents and materials which shall have been furnished by or on behalf of the other party, and each party hereby covenants that it will not disclose to any Person any confidential or proprietary information about the other party or any information about the transactions contemplated hereby, except insofar as may be necessary to assert its rights hereunder.


                             ARTICLE 12: DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified:

         "AGREEMENT" -- has the meaning set forth in the preface above.

         "APPLICABLE LAWS" -- any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, requirements and Injunctions adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body having jurisdiction over Sellers of the Company or its assets.

         "BENEFIT PLAN" -- any and all bonus, stock option, restricted stock, stock purchase, stock appreciation, phantom stock, profit participation, profit-sharing, deferred compensation, severance, 401(k) plan, pension, retirement, disability, medical, dental, health, life or dental insurance, death benefit, incentive, welfare and/or other benefit, compensation and/or retirement plan, policy, arrangement and/or Contract now or at any time heretofore maintained, sponsored or participated in by Sellers or any of its Affiliates.

         "BROKER" -- has the meaning set forth in Sections 3.16 and 8.5 hereof.

         "BUSINESS" -- has the meaning set forth in the Recitals hereto.

         "CLOSING" -- has the meaning set forth in Section 10.1 hereof.

         "CODE" -- the Internal Revenue Code of 1986, as amended, or any successor law and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "CONFIDENTIAL INFORMATION" -- for the purposes of this Agreement, shall mean information that is proprietary to the Purchaser and the Company or proprietary to others and entrusted to Purchaser or the Company, whether or not trade secrets. Confidential information includes, but is not limited to, information relating to business plans and to business as conducted or anticipated to be conducted, and to past or current or anticipated products or services of Purchaser and the Company. Confidential Information also includes, without limitation, information concerning research, development, purchasing, accounting, marketing, selling, pricing, client proposal ads or promotions, working papers, and services of Purchaser and the Company.

         "CONTRACT" -- any agreement, lease, license, contract, obligation, promise, commitment, arrangements, understanding or undertaking, instrument, document (whether written or oral and whether express or implied) of any type, nature or description that is legally binding.

         "DATE OF CLOSING" -- has the meaning set forth in Section 10.1 hereof.

         "EFFECTIVE DATE" -- refers to April 1, 2000.

         "ENCUMBRANCE" -- any claim, lien, pledge, charge, security interest, encumbrance, mortgage, lease, license, equitable interest, option, right of first refusal or preemptive right, condition, or other restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership, except to the extent that any such claim or other restriction does not, and insofar as can reasonably be foreseen in the future will not, have a Material Adverse Effect on the Seller, the Business or the Purchaser.

         "INDEMNIFIED PARTY" -- is a party entitled to indemnification pursuant to Sections 8.1 or 8.2.

         "INDEMNIFYING PARTY" -- is a party having obligation to indemnify pursuant to Sections 8.1 or 8.2.

         "INJUNCTION" -- any and all writs, rulings, awards, executive orders, directives, injunctions (whether temporary, preliminary or permanent), judgments, decrees or other orders adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body.

         "INTELLECTUAL PROPERTY" -- any and all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof, (ii) CyberStars, service marks, trade dress, logos, trade names, assumed names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) mask works and all applications, registrations and renewals in connection therewith, (v) trade secrets and confidential business information (including ideas, research and development, know-how, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (vi) computer software (including data and related software program documentation in computer readable and hard-copy forms), (vii) other intellectual property and proprietary rights of any kind, nature or description, and (viii) copies of tangible and embodiments thereof (in whatever form or medium).

         "KNOWLEDGE" or "KNOWLEDGE" -- an individual will be deemed to have "Knowledge" or "knowledge" or a particular fact or other matter if:

                  (i) such individual is actually aware of such fact or other matter; or

                  (ii) a reasonably prudent individual actively involved in a company of the size and nature of the Company, as applicable, could be expected to discover or otherwise become aware of such fact or other matter in the normal course of conducting business. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, governor, officer, manager, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "LIABILITY" or "LIABILITIES" -- any and all debts, liabilities and/or obligations of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).

         "MATERIAL ADVERSE EFFECT" -- in connection with any party, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, Liabilities, revenues, income, business, operations, results of operations or prospects of such party, taken as a whole.

         "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

                  (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

         "PERSON" -- any individual, corporation organization, or other entity or Governmental Body.

         "PROCEEDING" -- any suit, litigation, arbitration, hearing, audit, investigation or other action (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PURCHASER" -- shall mean CyberStar Computer Corporation, Inc., any affiliate, partially or wholly owned subsidiary, or any parent of Purchaser, and the respective successor and assignor of each and all thereof.

         "SHARES" -- has the meaning set forth in Section 1.1.

         "TAX or TAXES" -- (i) any and all net income, gross income, gross revenue, gross receipts, net receipts, ad valorem, franchise, profits, transfer, sales, use, social security, employment, unemployment, disability, license, withholding, payroll, privilege, excise, value-added, severance, stamp, occupation, property, customs, duties and/or other taxes, assessments, levies, fees or charges of any kind whatsoever imposed by any Governmental Body, together with any interest or penalty relating thereto, and/or (ii) the Liability for the payment of any consolidated tax, including interest or penalties relating thereto, of the type described in the immediately preceding subsection (i), including any federal, state, county, local and/or other consolidated income tax Liability including any penalty or interest thereon, as a result of being a member of, and which may be imposed upon, an affiliated group (as defined in Section 1504(a) of the Code, or other Applicable
Law).

         "THREATENED" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing, or any notice has been given in writing, or if any other event has occurred, or any other circumstances exist that would lead a reasonably prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is substantially likely to be asserted, commenced, taken or otherwise pursued in the future.

                            ARTICLE 13: MISCELLANEOUS

         13.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the parties contained in this Agreement and in any exhibit, schedule, certificate, instrument or document delivered by or on behalf of any of the parties hereto pursuant to this Agreement and the transactions contemplated hereby shall survive the Closing of the transactions contemplated hereby and any investigation made by the parties or their agents either prior to or after the date hereof for a period of twelve (12) months, after which no claim for an incorrect statement or representation, or for the breach of any warranty under this Agreement may be brought, and no litigation with respect thereto may be commenced, and no party shall have any Liability or obligation with respect thereto, unless the indemnified party gave written notice to the indemnifying party specifying with particularity the incorrect statement or representation or breach of warranty claimed on or before the expiration of such period.

         13.2 COOPERATION. The parties hereto shall cooperate with each other in all respects, including using their best efforts to assist each other in satisfying the conditions precedent to their respective obligations under this Agreement, to the end that the transactions contemplated hereby will be consummated. Without limiting the generality of the foregoing, Sellers will vote all of their stock in the Company in favor of the consummation of the transactions contemplated hereby; shall resign as members of the Board of Directors of the Company and shall resign any position held in the Company.

         13.3 NOTICES. All notices, demands and other communications provided for hereunder shall be in writing and shall be given by personal delivery, via facsimile transmission (receipt telephonically confirmed), by nationally recognized overnight courier (prepaid), or by certified or registered first class mail, postage prepaid, return receipt requested, sent to each party, at its/his address as set forth below or at such other address or in such other manner as may be designated by such party in written notice to each of the other parties. All such notices, demands and communications shall be effective when personally delivered, one (1) business day after delivery to the overnight courier, upon telephone or machine confirmation of facsimile transmission or upon receipt after dispatch by mail to the party to whom the same is so given or made:

         If to Sellers:               Jonathan J. Bumba
                                      1270 East Broadway, Suite 112
                                      Tempe, AZ 85282
                                      Telephone:  (480) 966-6691


                                      Matthew Wolfe
                                      1270 East Broadway, Suite 112
                                      Tempe, AZ 85282
                                      Telephone:  (480) 966-6691


                                      Jeff Grohs
                                      1270 East Broadway, Suite 112
                                      Tempe, AZ 85282
                                      Telephone:  (480) 966-6691


                                      Jeff Anderson
                                      1270 East Broadway, Suite 112
                                      Tempe, AZ 85282
                                      Telephone:  (480) 966-6691

         With a copy to:
                                      -----------------------------------------

                                      -----------------------------------------

                                      -----------------------------------------
                                      Telephone:
                                                 ------------------------------


         If to Purchaser:             CyberStar Computer Corporation, Inc.
                                      6825 Shady Oak Road
                                      Eden Prairie, MN 55344
                                      Attn: Richard Pomije
                                      Telephone: (612) 943-1598
                                      Fax: (612) 943-1599
                                      E-Mail: jpomije@cyberstarpc.com

         With a copy to:              Barry Lazarus, Esq.
                                      Moss & Barnett, a Professional Association
                                      4800 Norwest Center
                                      90 South Seventh Street
                                      Minneapolis, MN 55402-4129
                                      Telephone/Direct: (612) 347-0297
                                      Telephone/General: (612) 347-0300
                                      Fax: (612) 339-6686
                                      E-mail: LazarusB@moss-barnett.com


         13.4 ENTIRE AGREEMENT. This Agreement, including the documents, instruments, and agreements to be executed by the parties pursuant hereto referenced in this Agreement, contain the entire agreement of the parties hereto and supersedes all prior or contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

         13.5 REMEDIES CUMULATIVE. Remedies herein provided are cumulative and not exclusive of any other remedies provided by law.

         13.6 AMENDMENTS. No purported amendment, modification or waiver of any provision of this Agreement or any of the documents, instruments or agreements to be executed by the parties pursuant hereto shall be effective unless in a writing specifically referring to this Agreement and signed by all of the parties.

         13.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, but except as hereinafter provided in this Section 13.7, nothing in this Agreement is to be construed as an authorization or right of any party to assign its rights or delegate its duties under this Agreement without the prior written consent of the other parties hereto. In its sole discretion, Purchaser may assign its rights in and/or delegate its duties under this Agreement to an Affiliate of the Purchaser. In the event of such an assignment of rights and/or delegation of duties, all references to the Purchaser in this Agreement shall also be deemed to be references to the Affiliate to which this Agreement is assigned; provided that no such assignment and/or delegation shall relieve Purchaser of any of its duties or obligations hereunder.

         13.8 COSTS. Each party hereto shall pay its/his own costs and expenses incurred in connection with negotiating and preparing this Agreement and consummating the transactions contemplated hereby, including but not limited to fees and disbursements of their attorneys and accountants.

         13.9 GOVERNING LAW. This Agreement, including the documents, instruments and agreements to be executed and/or delivered by the parties pursuant hereto, shall be construed, governed by and enforced in accordance with the laws of the State of Minnesota, without giving effect to the principles of conflicts of laws thereof.

         13.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

         13.11 HEADINGS. The headings of the articles, sections and subsections of this Agreement are intended for the convenience of the parties only and shall in no way be held to explain, modify, construe, limit, amplify or aid in the interpretation of the provisions hereof. The terms "this Agreement," "hereof," "herein," "hereunder," "hereto" and similar expressions refer to this Agreement as a whole and not to any particular article, section, subsection or other portion hereof and include the schedules and exhibits hereto and any document, instrument or agreement executed and/or delivered by the parties pursuant hereto.

         13.12 SCOPE OF AGREEMENT. Unless the context otherwise requires, all references in this Agreement or in any schedule or exhibit hereto, to the assets, properties, operations, business, financial statements, employees, books and records, accounts receivable, accounts payable, Contracts or other attributes of the Business of the Company shall mean such items or attributes as they are used in, apply to, or relate to the Business of the Company.

         13.13 NUMBER AND GENDER. Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa and words importing the use of any gender shall include all genders.

         13.14 SEVERABILITY. In the event that any provision of this Agreement is declared or held by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement, unless such invalid or unenforceable provision goes to the essence of this Agreement, in which case the entire Agreement may be declared invalid and not binding upon any of the parties.

         13.15 PARTIES IN INTEREST. Nothing expressed or implied in this Agreement is intended or shall be construed to confer any rights or remedies under or by reason of this Agreement upon any Person other than Purchaser and Seller, and his respective heirs, personal representatives, successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the Liabilities of any third Person to Purchaser or Seller.

         13.16 WAIVER. The terms, conditions, warranties, representations and indemnities contained in this Agreement, including the documents, instruments and agreements executed and/or delivered by the parties pursuant hereto, may be waived only by a written instrument executed by the party waiving compliance. Any such waiver shall only be effective in the specific instance and for the specific purpose for which it was given and shall not be deemed a waiver of any other provision hereof or of the same breach or default upon any recurrence thereof. No failure on the part of a party hereto to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

         13.17 INTENTIONALLY OMITTED.

         13.18 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word "including" shall mean including without limitation. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

         13.19 COPIES FOR SCHEDULES OR LISTS. Wherever in this Agreement reference is to a list or a schedule to be attached as a Schedule to this Agreement, the Schedule shall not only list the information required by the body of the Agreement, but shall also be accompanied by a clear, legible and true and correct photocopy of each and every agreement, document, instrument, memoranda, or similar writing which shall be attached to and included as part of such schedule. Where an agreement or understanding is oral and not written, Sellers shall provide a written summary of the oral agreement or understanding, the date such oral agreement or understanding was reached, the representatives of Sellers and other persons involved in the conversation or conversations which developed the agreement or understanding, any modifications to the agreement or understanding, the date of such modifications, and confirmation that the third party and representatives of such third party are aware of the agreement and understanding and it remains in effect as of the execution of this Agreement and on the Date of Closing. The attachment of any written instrument, document, agreement, memoranda or the like and/or any oral summaries of agreements or understandings constitutes the warranty, covenant and representation of Sellers that all such information provided pursuant to this Section 13.19 is true and correct as of the date of this Agreement and as of the Date of Closing.

         13.20 RECITALS. The recitals above set forth are incorporated into the body of this Agreement by reference and made a part hereof.

                       ARTICLE 14: RESOLUTION OF DISPUTES

14.1 DISPUTE RESOLUTION. Any and all controversies or disputes, of whatever nature between or among the Sellers and Purchaser, including (i) the meaning of words or provisions under this Agreement, relating to whether or not there has been a breach, default, or violation; (ii) to obtain an interpretation of words or provisions; or (iii) disputes or controversies relating to the subject matter of this Agreement, the Purchaser or the Company shall be submitted to dispute resolution as follows:

         a. The Sellers and the Purchaser shall attempt in good faith to resolve any dispute promptly by negotiations between them. Either Sellers or the Purchaser may give any other party written notice of the dispute and request that good faith negotiations begin and continue for a period of the next twenty (20) days. If the matter is not resolved within such twenty (20) days, or if the parties fail to meet within such twenty (20) days, either Sellers or the Purchaser may initiate mediation of the controversy or claim or request arbitration as provided herein.

         b. If a party intends to be accompanied at a meeting by an attorney, the other party involved in the negotiations shall be given at least three (3) working days notice of such intention, and also may accompanied by an attorney (or by attorneys, as the case may be). All negotiations pursuant to this Section 14 are confidential and shall be treated as compromise and settlement negotiations for purposes of the rules of evidence.

         c. If the dispute is not been resolved by negotiation as provided above, the parties shall endeavor to settle the dispute by mediation under the then current model for alternative dispute resolution process, pursuant to Rule 114 of the Minnesota General Rules of Practice. The neutral third party will be selected from the roster of qualified neutrals maintained by the Minnesota State Court Administrator. If the parties encounter difficulty in agreeing on a neutral, then the accountant regularly employed by the Purchaser shall select such neutral from such roster. Efforts to reach a settlement will continue until the conclusion of the mediation proceeding, which is deemed to occur when (i) a written settlement is reached; (ii) the mediator concludes and informs the parties in writing that further efforts will not be useful; or (iii) the parties agree in writing that an impasse has been reached. Neither party may withdraw before the conclusion of this process.

                  All negotiations and disclosures pursuant to this Section
                  14.1.3 shall be confidential and shall be treated as compromise settlement negotiations for purposes of the Rules of Evidence.

         d. If such disputes have not been resolved by non-binding means, as provided herein above within ninety (90) days after the first notice of the dispute has been served requesting negotiation, such disputes shall finally be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a sole arbitrator and judgment upon any award rendered by the arbitrator shall be conclusive, final, and binding, and may be entered in any court of appropriate jurisdiction. The arbitrator shall be selected from the neutral roster maintained by the Supreme Court Administrator of the State of Minnesota, from the panel of the American Arbitration Association, or may be selected by mutual agreement of the parties. If the Shareholders cannot mutually agree on an arbitrator, the arbitrator shall be selected the accountant regularly employed by the Purchaser, which decision by the accountant shall be final and conclusive.

         e. With respect to the arbitration itself, the following shall apply: (i) judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof, and shall be conclusive, final and binding upon the Sellers and the Purchaser; (ii) the law of the State of Minnesota, exclusive of its conflicts of law rules, shall govern as to all substantive matters, and as to the merits of the dispute;
                  (iii) the arbitrator shall provide the Sellers and the Purchaser with a written report specifying the factual and legal basis for any award; (iv) the standard of review of any award shall be limited to whether the arbitrator has a conflict of interest not revealed, fraud, or a decision beyond the scope of authority granted to the arbitrator; (v) the arbitrator is not empowered to award damages in excess of compensatory, actual, incidental and consequential damages unless authorized to so do by applicable statutes, and equitable relief as provided or contemplated in this Agreement; (vi) all arbitration proceedings shall be in Minneapolis, Minnesota; (vii) either Sellers or Purchaser shall have the right to seek from any court of appropriate jurisdiction equitable or provisional remedies (such as temporary restraining orders, temporary injunctions, and the like) before or during any arbitration, but once obtained jurisdiction shall be returned to the arbitration for any permanent equitable relief, and (viii) any award of the arbitrator may be entered in any court of appropriate jurisdiction pursuant to Minnesota Statutes Section 572.08 et. seq., which statutes, relating to arbitration, are incorporated herein by reference.

         f. Except as set forth in Section 9.4.g, the arbitrator shall have the discretion to award attorneys' fees and costs in favor of any party if, in the opinion of the arbitrator, the dispute arose because one of the parties was not acting in good faith, or was in material breach or default of any covenants, representations, terms and/or conditions of this Agreement. If no such finding by the arbitrator is made, each of the parties to the arbitration shall bear the cost of their respective attorneys and their own expenses, but share equally the cost of said arbitration proceeding and the cost of the arbitrator.

         g. All applicable Statutes of Limitations and defenses based upon the passage of time shall be tolled while the procedure specified in this Article 14 is pending. The parties will take such action, if any, as required to effectuate such tolling. Each party is required to continue to perform his/their/its obligations under this Agreement pending final resolution of any dispute arising out of, or relating to this Article 14, unless such performance has been enjoined by a court (or arbitration) of appropriate jurisdiction. All deadlines specified in this Article 14 may be extended by mutual agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized representations as of the day, month and year first above written.

                                   PURCHASER:

                                   CyberStar Computer Corporation


                                   By        /s/ Richard Pomije
                                     -------------------------------------------
                                     Richard Pomije
                                     Its Chairman of the Board


                                   SELLERS:

                                             /s/ Jonathan J. Bumba
                                   ---------------------------------------------
                                   Jonathan J. Bumba

                                             /s/ Matthew Wolfe
                                   ---------------------------------------------
                                   Matthew Wolfe

                                             /s/ Jeff Grohs
                                   ---------------------------------------------
                                   Jeff Grohs

                                             /s/ Jeff Anderson
                                   ---------------------------------------------
                                   Jeff Anderson


         FOR VALUE RECEIVED, the undersigned International Trade Center, Inc., this 1st day of April, 2000, hereby agrees to be bound by each and every term, condition, warranty, representation, and obligation of Sellers in the above Agreement.

                                   International Trade Center, Inc.



                                   By        /s/ Jonathan J. Bumba
                                     -------------------------------------------
                                                 Jonathan J. Bumba
                                     -------------------------------------------
                                     Its         President
                                        ----------------------------------------

                               LIST OF SCHEDULES


The following schedules are omitted in accordance with item 601(b)(2) of Regulation S-K as not material to an investment decision. The Company will supply any omitted schedule to the Commission upon request.

Schedule 1.2 - Asset List
Schedule 1.2(b) - Accounts Payable
Schedule 3.1 - Contract Restrictions
Schedule 3.5 - Litigation
Schedule 3.7 - Employee Benefits
Schedule 3.9 - Developments
Schedule 3.10 - Intellectual Property
Schedule 3.11 - Insurance Carriers. Licenses and Applicable Laws and
                  Insurance Policies
Schedule 3.15 - Insurance
Schedule 3.16 - Owned Software; licensed Software and License Agreements
Schedule 3.17 - Loans
Schedule 9 2 - Work in Progress
Schedule "Z"